Exhibit 99.1

Media Contacts	Investor Contacts
Synovus, Lee Underwood, 706.644.0528	Synovus, Steve Adams, 706.641.6462
FCB, Matthew Paluch, 305.668.5420

Synovus Receives Regulatory Approval for FCB Financial Holdings, Inc. Merger

COLUMBUS, GA and WESTON, FL - Dec. 7, 2018 - Synovus Financial Corp. (NYSE: SNV) and FCB Financial Holdings, Inc. (NYSE: FCB) today jointly announced that Synovus has received regulatory approval from the Federal Reserve Board and the Georgia Department of Banking and Finance to complete the merger with FCB Financial Holdings, Inc., owner of Florida Community Bank, National Association.

The merger of FCB into Synovus is expected to be completed on or about January 1, 2019, subject to the satisfaction of customary closing conditions. Transition of FCB systems, customers, branches, and branding to Synovus is expected during the second quarter of 2019.

“Regulatory approval is the final significant milestone in the merger of FCB and Synovus, and I am proud of the way our respective teams have worked together since the announcement of this transaction,” said Kessel Stelling, Synovus chairman and CEO. “I am confident our combined companies will continue to meet our commitments to customers, communities, and shareholders while also achieving the growth and financial objectives of the FCB acquisition.”

FCB, headquartered in Weston, Florida, had $12.4 billion in assets and $10.2 billion in deposits as of Sept 30, 2018, and 51 branches in Florida. The acquisition was announced July 24, 2018.

Synovus Financial Corp. is a financial services company based in Columbus, Georgia, with approximately $32 billion in assets. Synovus provides commercial and retail banking, investment, and mortgage services through 249 branches in Georgia, Alabama, South Carolina, Florida, and Tennessee. Synovus Bank, a wholly owned subsidiary of Synovus, was named one of American Banker’s “Best Banks to Work For” in 2018 and has been recognized as one of the country’s 10 “Most Reputable Banks” by American Banker and the Reputation Institute for four consecutive years. Synovus is on the web at synovus.com, and on Twitter, Facebook, LinkedIn, and Instagram.

FCB Financial Holdings, Inc. is the largest community banking company and the second largest Florida-based independent bank, and among the most highly capitalized banks in the state. Recently, FCB was ranked #8 among Forbes’ “Best Banks in America,” marking the second consecutive year FCB was included among the publication’s top 10 leading U.S. banks. FCB was also awarded a five-star rating from Bauer Financial™, FCB assets are more than $12 billion, with capital ratios that exceed regulatory standards. Since its founding in 2010, FCB has been steadfast in its commitment to delivering personalized service, innovation, and products and services equal to those offered by the national banks. Similarly, FCB recognizes the importance of community, fostering a corporate culture that promotes employee volunteerism at all levels, while supporting community-based programs and partnerships that help promote greater financial independence and improved quality of life for families. FCB serves individuals, businesses and communities across the state with 51 full-service banking centers from east to west, and from Daytona Beach to Miami-Dade. For more information, visit FloridaCommunityBank.com. Equal Housing Lender, Member FDIC.

Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, Synovus’ and FCB’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible,” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements. Actual results may differ materially from current projections.

In addition to factors previously disclosed in Synovus’ and FCB’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate any definitive merger agreement between Synovus and FCB; the outcome of any legal proceedings that may be instituted against Synovus or FCB; the ability to meet the remaining closing conditions to the merger; delay in closing the merger; difficulties and delays in integrating the FCB business or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of Synovus’ products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.